Exhibit 1

NXP Semiconductors Announces Redemption of 5.75% Senior Notes Due 2023

EINDHOVEN, The Netherlands, March 2, 2018 – NXP Semiconductors N.V. (NASDAQ: NXPI) through its subsidiaries NXP B.V. and NXP Funding LLC, delivered notice on March 2, 2018 to the holders of its 5.75 percent Senior Notes due 2023 that it will fully redeem on April 2, 2018, the $500 million of outstanding principle (the “Note Redemption”).

The company will utilize cash on its balance sheet to fund the planned Note Redemption.

This announcement is for informational purposes only.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) enables secure connections and infrastructure for a smarter world, advancing solutions that make lives easier, better and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the secure connected vehicle, end-to-end security & privacy and smart connected solutions markets. Built on more than 60 years of combined experience and expertise, the company has 30,000 employees in more than 30 countries and posted revenue of $9.26 billion in 2017. Find out more at www.nxp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. The forward-looking statements include, without limitation, statements concerning the Note Redemption. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside NXP Semiconductors N.V.’s control that may cause actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP Semiconductors N.V. does not have any intention or obligation to publicly update or revise any forward-looking statements after the distribution of this press release, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our SEC filings are available on our Investor Relations website, www.nxp.com/investor or from the SEC website, www.sec.gov.

For further information, please contact:

Investors:	Media:
Jeff Palmer	Jacey Zuniga
jeff.palmer@nxp.com	jacey.zuniga@nxp.com
+1 408 518 5411	+1 512 895 7398

1